UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NCR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Stockholder Proposal Regarding Stockholder Ratification of Termination Pay Spring 2022

NOTES TO INVESTORS FORWARD-LOOKING STATEMENTS. Comments made during this presentation and in these materials contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “confident,” “believe,” “will,” “should,” “would,” “potential,” “positioning,” “proposed,” “objective,” “could,” “may,” and words of similar meaning, as well as other words or expressions referencing future events, conditions or circumstances. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Act. Statements that describe or relate to NCR’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors listed in Item 1A “Risk Factors” of NCR’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on February 25, 2022 and those factors detailed from time to time in NCR’s other SEC reports including quarterly reports on Form 10-Q and current reports on Form 8-K. These materials are dated April 26, 2022, and NCR does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. NON-GAAP MEASURES. While NCR reports its results in accordance with generally accepted accounting principles in the United States (GAAP), comments made during this presentation and in these materials will include or make reference to certain non-GAAP measures. These measures are included to provide additional useful information regarding performance metrics included in certain NCR executive compensation plans and are not a substitute for their comparable GAAP measures. Descriptions of these non-GAAP measures are included in the accompanying Supplementary Materials“ and are available on the Investor Relations page of NCR's website at www.ncr.com. Descriptions of many of these non-GAAP measures are also included in NCR's SEC reports. USE OF CERTAIN TERMS. As used in these materials: The term recurring revenue includes all revenue streams from contracts where there is a predictable revenue pattern that will occur at regular intervals with a relatively high degree of certainty. This includes hardware and software maintenance revenue, cloud revenue, payment processing revenue, interchange and network revenue, and certain professional services arrangements, as well as term-based software license arrangements that include customer termination rights. These presentation materials and the associated remarks made during this presentation are integrally related and are intended to be presented and understood together. 2

Stockholder Proposal Regarding Stockholder Ratification of Termination Pay NCR's Board of Directors believes that it is in the best interests of stockholders to vote against the stockholder proposal regarding stockholder ratification of termination pay. We believe that: ‾ Our change in control severance program is responsible, and consistent with market norms and programs 1 maintained by peers ‾ Implementation of the proposal would put us at a disadvantage in the hiring and retention of highly-qualified 2 executives, and compliance with the stockholder approval procedures would not be practical ‾ Implementation of the proposal could create misalignment between executives and stockholder interests 3 during change in control transactions, increasing risks to executive retention and deal certainty ‾ Implementation of the proposal would discourage the use of long term equity awards as an important part of 4 our compensation structure We believe that stockholder interests are best served by voting against the proposal so that we can continue to grant equity-based pay with multi-year vesting requirements and remain competitive in attracting and retaining highly-qualified employees 3

1 Existing Program is Consistent with Market Norms ▪ Our change in control severance program for key executives has a cash severance payment ranging from one to three times base salary and target bonus (only 5 executives participate at the highest tier). Executives also receive a pro rata target bonus for the year of termination ‾ In the event of a change of control, executives vest in their equity only on a double-trigger basis; i.e., there must be both a change of control and a qualifying termination for accelerated vesting to occur ‾ Executives do not get any accelerated vesting absent both of those factors ‾ Equity compensation forms an important part of our overall compensation and executives should not be deprived of this in the event of a qualifying termination following a change in control ▪ This is an extremely common and typical approach consistent with market norms and our industry peers ▪ The stockholder proposal would cap the severance amount that could be paid at 2.99 times base salary and target bonus. However, this cap would apply not only to cash, but would also include accelerated vesting of equity, effectively depriving employees of the benefit of their equity compensation if they are terminated following a change in control ▪ Stockholder approval for similar severance payments does not appear to be required at our industry peers 4

Proposal’s Implementation Would Lead to Off-Market Program and Put NCR 2 at Disadvantage for Recruitment and Retention ▪ The off-market stockholder proposal could put NCR at a disadvantage in designing competitive compensation programs to attract and retain highly-qualified executives because a significant portion of an individual’s compensation could be contingent on stockholder approval and remain uncertain ‾ Top candidates, when informed that the terms of their compensation arrangements may first require stockholder approval, would likely be unwilling to wait for such approval and may instead seek employment elsewhere, including at one of NCR’s competitors that do not have similar restrictions on their ability to offer severance benefits ‾ Avoiding stockholder approval by entering into severance arrangements for amounts less than the 2.99 limit would not offer a practical solution to this executive retention obstacle given competitive conditions 3 Proposal Could Create Issues in Potential M&A ▪ If approved and implemented, the proposal could create a misalignment between the executives and our stockholders during a change in control transaction, a disincentive for management to support a potential change of control, and with increased risk to our stockholders regarding executive retention and deal certainty 5

Proposal Discourages Use of Long-Term Equity Incentive Awards in NCR’s 4 Compensation Structure ▪ NCR uses long-term equity awards designed to motivate and reward executives for the creation of long-term stockholder value ‾ These awards were issued under our 2017 Stock Incentive Plan that was approved by 75% of our stockholders ‾ The Plan helps fund long-term incentives which comprise 80% of the CEO’s 2021 target pay mix and 72% of other NEO target pay mix, a significant portion of which is tied to the achievement of performance goals such as recurring revenue and EBITDA metrics; in 2022, 100% of long-term incentives will be tied to performance ‾ Currently NCR only allows for accelerated vesting in connection with a change in control as part of the double-trigger change in control severance plan, which requires both a change of control and a qualifying termination for accelerated vesting to occur ‾ The proposal would discourage the use of long-term equity incentive awards, which are tied to maximizing long-term stockholder value The Board recommends you vote AGAINST the proposal to require stockholder ratification of certain termination pay 6

Thank You